Exhibit 99.2

April 26, 2016 Letter to Shareholders Q4 FY16 FYFY13 CIRRUS LOGIC, INC. 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

CIRRUS LOGIC®

April 26, 2016

Dear Shareholders,

Cirrus Logic delivered record revenue of $1.2 billion for FY16, up 28 percent from the prior year, driven by strong smart codec and amplifier sales. We are pleased to have exceeded our long-term revenue model of 15 percent year-over-year growth and achieved our non-GAAP model of 20 percent operating margin. GAAP and non-GAAP EPS for the full fiscal year were $1.87 and $2.40, respectively. For the March quarter, we reported GAAP EPS of $0.21 and non-GAAP EPS of $0.38 on revenue of $232 million. As expected, sales were impacted by short-term weakness in portable audio. Despite soft demand for smartphones in Q4, our engineering, technical marketing and supply chain teams were heavily engaged in new product ramps, tape outs and design activity.

Figure A: Cirrus Logic Q4 FY16 GAAP to Non-GAAP Reconciliation

	GAAP	Other	Non-GAAP
Revenue	$232.0		$232.0
Gross Margin Dollars	$115.3	$0.2	$115.5
Gross Margin Percent	49.7%		49.8%
Operating Expense	$93.1	($13.4)	$79.7
Operating Income	$22.2	$13.6	$35.8
Operating Income Percent	10%		15%
Other Income / (Expense)	($1.1)		($1.1)
Income Tax Benefit / (Expense)	($7.1)	($2.7)	($9.8)
Net Income	$14.0	$10.9	$24.9
Diluted EPS	$0.21	$0.17	$0.38

*Complete GAAP to Non-GAAP reconciliations available on page 13

$ millions, except EPS

FY16 was an outstanding year for Cirrus Logic as the introduction of new portable audio products and share gains with existing customers resulted in solid financial results. More importantly, this past year we executed on numerous initiatives including the development of innovative new smart codecs and boosted amplifiers that we believe have positioned the company to once again exceed our long-term growth model in FY17. Our sophisticated audio and voice products continue to generate strong interest across flagship and mid-tier devices and are increasingly relevant in adjacent markets, including wearables, digital headsets, smart accessories and the connected home. As the leading

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Revenue and Gross Margins We reported record revenue of $1.2 billion in FY16, up 28 percent from the prior year. Sales were largely fueled by demand for smart codecs and boosted amplifiers. Revenue for the fourth quarter was $232 million, down 33 percent sequentially and 9 percent year over year. As anticipated, the sequential decline was due to a sizeable reduction in portable audio revenue. This was offset slightly by increased sales of certain automotive, consumer and other non-portable components. The year-over-year decline reflects lower portable audio revenue and relatively flat sales of our non-portable and other products. Two customers each contributed more than 10 percent of total revenue in the March quarter, representing 62 percent and 17 percent of sales. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

In the June quarter, we anticipate revenue will range from $220 million to $250 million, representing a one percent increase sequentially and a 17 percent decline year over year at the midpoint. Guidance for the quarter reflects continued short-term weakness in portable audio. As we look to FY17 overall, we continue to foresee strong growth, particularly in the second half of the year, driven by new product introductions and share expansion with existing and new customers. FY16 gross margins were 47.5 percent GAAP and 47.6 percent non-GAAP. For the March quarter, GAAP and non-GAAP gross margin were 49.7 percent and 49.8 percent, respectively. We exceeded Q4 gross margin guidance largely due to a lower contribution of revenue derived from portable audio products. In the June quarter, gross margin should range from 47 percent to 49 percent, as the product mix remains relatively consistent with the prior quarter. Operating Profit, Earnings and Cash Cirrus Logic delivered GAAP operating margin of 15 percent in FY16, up from 12 percent the previous year. On a non-GAAP basis, operating margin was 20 percent, which is consistent with FY15 and our long-term model. GAAP and non-GAAP operating expenses for the fiscal year were $374.6 million and $325.3 million, respectively. Operating expenses in FY15 were $317 million GAAP and $253.2 million non-GAAP. Some of the main factors of the year-over-year increase include a substantial uptick in headcount, higher product development costs and a full year of expenses associated with the acquisition of Wolfson Microelectronics in FY15. Operating margin in the March quarter was approximately 10 percent GAAP and 15 percent on a non-GAAP basis. GAAP operating expenses were $93.1 million and non-GAAP operating expenses were $79.7 million. GAAP operating expenses include approximately $8.6 million in share-based compensation and $8.4 million in amortization of acquired intangibles, which was partially offset by a $3.7 million benefit associated with the write-off of a long-term contractual obligation. The sequential decline is primarily due to lower employee costs. The uptick in operating expenses on a year-over-year basis is largely associated with increased headcount and product development activities, which is offset by lower employee costs, primarily variable compensation. In the June quarter GAAP R&D and SG&A expenses should range from $103 million to $107 million, including roughly $9 million in share-based compensation and $9 million in amortization of acquired intangibles. Our total headcount exiting Q4 was 1,291.

Cirrus Logic reported FY16 GAAP earnings per share of $1.87, up from $0.85 the prior year. Non-GAAP earnings per share were $2.40, down from $2.67 a year ago. GAAP earnings per share for the quarter were $0.21, compared to $0.63 the prior quarter and $0.32 in Q4 FY15. Non-GAAP earnings per share were $0.38, versus $0.82 in Q3 FY16 and $0.66 in Q4 FY15. The year over year decline in non-GAAP earnings per share for both Q4 and the full fiscal year was largely due to Cirrus Logic becoming a US tax payer in FY16 as the company depleted its deferred tax assets and other tax credits in FY15. Our ending cash balance in the March quarter was $250 million, relatively flat with the prior quarter. Cash from operations was approximately $40.7 million. The company’s balance sheet reflects $160.4 million of debt, unchanged from the December quarter. Interest expense related to this debt is currently expected to be approximately $1 million per quarter. In the March quarter we used roughly $21.3 million to repurchase 666,793 shares of common stock at an average price of $31.95. The company has approximately $191.2 million remaining in our 2015 share repurchase program. We will continue to evaluate potential uses of cash including acquisitions, the repurchase of shares and repayment of debt.

Taxes and Inventory The FY16 GAAP tax expense was $52.4 million, resulting in an effective tax rate of 29.8 percent. GAAP tax expense for the March quarter was $7.1 million, resulting in an effective tax rate of 33.6 percent. Non-GAAP tax expense for the fiscal year and quarter were $68.4 million and $9.8 million, respectively. Non-GAAP effective tax rates for the fiscal year and quarter were 30.2 percent and 28.2 percent, respectively. Non-GAAP tax expense reflects the effect of higher non-GAAP income in various jurisdictions. Moving forward, we expect a growing portion of our income will be generated offshore; accordingly, our worldwide effective tax rate in FY17 should range from 27 percent to 29 percent. Q4 inventory was $142 million, up slightly from the prior quarter. Inventory is expected to increase in the first half of the fiscal year as we ramp new products ahead of anticipated customer demand in the back half of the year. Company Strategy FY16 was a tremendous year for Cirrus Logic. We delivered record revenue, exceeded our long-term model of 15 percent growth and achieved our non-GAAP operating margin model of 20 percent. We significantly enhanced our product portfolio with new smart codecs, amplifiers and MEMS microphones and diversified our customer base. Despite weaker than anticipated demand for smartphones in the second half of the year, the desire by OEMs to bring to market products with compelling audio and voice technology that enables a differentiated user experience gained momentum across flagship and mid-tier devices. We are pleased with our accomplishments in FY16 as we increased our share with existing customers and OEMs three through ten, made progress driving key flagship features into mid-tier devices and introduced innovative products, including those targeting the wearable and smart accessory market. We remain keenly focused on a wide range of strategic initiatives in FY17, that we believe are essential for future growth and will strengthen our position as a market leader. As we move into FY17 the company anticipates strong revenue growth fueled by share gains with existing customers, progress in digital headsets and a substantial increase in amplifier sales. We have a robust pipeline of smart codec, amplifier and MEMS microphone products in advanced process nodes that we expect will be launched over the next several quarters, which we believe will generate meaningful revenue opportunities with both existing and new customers.

range of strategic initiatives in FY17, that we believe are essential for future growth and will strengthen our position as a market leader. As we move into FY17 the company anticipates strong revenue growth fueled by share gains with existing customers, progress in digital headsets and a substantial increase in amplifier sales. We have a robust pipeline of smart codec, amplifier and MEMS microphone products in advanced process nodes that we expect to launch over the next several quarters and we believe will generate meaningful revenue opportunities with both existing and new customers. Cirrus Logic’s strategy of providing a comprehensive portfolio of the very best hardware, software and associated signal processing algorithms has enabled the company to increase content and share with key customers in both flagship and mid-tier devices. We have experienced success with this approach across numerous OEMs, including our third largest handset customer, where we have greatly expanded our presence. As an early adopter of cutting edge audio and voice technology in the Android ecosystem, this customer’s desire for a differentiated user experience is expected to drive new opportunities for content expansion going forward. Further, we expect to continue to gain traction in the broader Android market over the next several years as OEMs strive to bring to market devices with advanced audio and voice features in this increasingly competitive environment. During the quarter, we ramped a new flagship multi-core smart codec with a key customer. Additionally, we began shipping our first complete signal chain win with microphones, a new mid-tier smart codec and a new boosted amplifier at another tier-one smartphone customer. Chip design activity was also robust in Q4 as we taped out a new flagship high performance codec, a HiFi headphone DAC, a boosted amplifier and worked to finalize the design of a next generation mid-tier smart codec. With a wide range of products in the market and an extensive roadmap that includes smart codecs, amplifiers and microphones, Cirrus Logic is uniquely positioned to address the technical and cost needs of the various tiers and geographies across the complete audio signal chain, providing us numerous opportunities to increase total content with our customers. Amplifiers continue to be one of our most successful product lines with units increasing 32 percent year over year in FY16. In FY17, we expect this business to meaningfully contribute to our growth as we gain share at several customers. Demand continues to accelerate across flagship and mid-tier devices as OEMs push for louder, higher quality sound in thinner industrial designs with limited physical space allocated to speakers. We are pleased with our progress in the March quarter as we began shipments of a new boosted amplifier with a key smartphone customer. Based on our design momentum, we are optimistic about our ability to continue to grow this business with both new and existing customers over the next several years, particularly in Android applications where we have experienced limited penetration historically. Going forward, we plan to continue to invest heavily in best in class hardware at advanced process nodes and the associated software, including speaker protection and linearization, that we believe will provide a competitive advantage and drive long-term success of this product line. The digital headset market is in the early stages of development as OEMs increasingly look to introduce new compelling accessories targeting mobile phones. This is fueling a transition from the traditional analog interface to digitally connected products within the one billion-unit global headset and headphone market. With a platform of ultra-low power, high performance products optimized for a full range of digital headsets, Cirrus Logic is poised to capitalize on this rapidly growing segment. At the high end, our disruptive headphone smart codec provides high-fidelity audio playback and advanced features such as adaptive active noise cancelling (ANC) across all form factors, including non-sealed earbuds. While unit volumes at the high end are relatively small and dominated by non-adaptive ANC headsets, we believe our adaptive solution will increase the size of the addressable market. Our technology enables OEMs to provide a user experience across all form factors similar to that of a $200 to $300 ANC headset available today but at a significantly lower price for the consumer. While we are pleased with our design activity and customer feedback regarding our ANC headsets, we are also excited with the momentum we are experiencing in the substantially larger mainstream digital headset market. As the analog technology shifts toward digital solutions over the next few years even the most basic headset will require an interface device and conversion circuitry. Our mainstream components are designed for this type of application where we deliver a cost-effective high-fidelity audio experience. Cirrus Logic has a diverse platform of products that will enable customers to develop digital headsets across a broad spectrum of specifications and price points, dramatically increasing our served available market. During the quarter, we remained heavily engaged in design activity with several leading Android and aftermarket accessory OEMs. We also launched our MFi Headset Development Kit, a reference design platform that helps OEMs quickly develop Lightning-based digital headsets. More importantly, while digital headsets are expected to contribute meaningfully to revenue in FY17, we believe our long-term opportunities in this market are extensive as more and more analog headsets transition to digital over the next five years. We are extremely proud of our progress this past year and are delighted as we move into FY17 as content expansion and new product introductions are expected to fuel strong year-over-year growth. We believe the company is well positioned to expand share with new and existing mobile customers and continue to leverage the audio and voice solutions we developed for mobile into emerging markets such as wearables, virtual reality headsets, the connected home and voice biometrics. With a robust portfolio of compelling components and a solid pipeline of new products launching over the next several years, we are extremely excited about our outlook for the future. Summary and Guidance For the June quarter we expect the following results:•Revenue to range between $220 million and $250 million; • GAAP gross margin to be between 47 percent and 49 percent; and • Combined GAAP R&D and SG&A expenses to range between $103 million and $107 million, including approximately $9 million in share-based compensation expense and $9 million in amortization of acquired intangibles.In summary, FY16 was a fantastic year for Cirrus Logic as sales of our smart codecs and amplifiers drove revenue up 28 percent year over year. Building on the market trends of this past year, demand for innovative audio and voice products across the signal chain continues to gain momentum. With a diverse product portfolio and extensive roadmap that addresses the technology and price requirements of flagship and mid-tier devices in the mobile, smart accessory, wearable and connected home markets, Cirrus Logic is poised to deliver strong annual revenue growth above our long-term model in FY17. Sincerely, Jason Rhode  Thurman Case President and Chief Executive Officer  Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (404) 537-3406, or toll-free at (855) 859-2056 (Access Code: 77072356). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including gross margins, operating expenses, net income, operating profit and income, tax expenses, effective tax rate and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including expectations for growth and product ramps in the first quarter 2017 and beyond, our estimates of effective tax rates, fiscal year 2017 revenue, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the first quarter of fiscal year 2017, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of future product ramps; and the risk factors listed in our Form 10-K for the year ended March 28, 2015, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc., Android is a registered trademark of Google, Inc. and Lightning is a registered trademark of Apple Inc. All other company or product names noted herein may be trademarks of their respective holders. Summary financial data follows:

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended	
	Mar. 26, 2016	Dec. 26, 2015	Mar. 28, 2015	Mar. 26, 2016	Mar. 28, 2015
	Q4'16	Q3'16	Q4'15	Q4'16	Q4'15
Portable audio products	$ 187,280	$ 308,803	$ 210,814	$ 989,101	$ 740,302
Non-portable audio and other products	44,719	39,060	44,369	180,150	176,266
Net sales	**231,999**	**347,863**	**255,183**	**1,169,251**	**916,568**
Cost of sales	116,745	182,952	136,208	614,411	490,820
Gross profit	**115,254**	**164,911**	**118,975**	**554,840**	**425,748**
Gross margin	**49.7%**	**47.4%**	**46.6%**	**47.5%**	**46.5%**
Research and development	65,834	70,290	58,070	269,217	197,878
Selling, general and administrative	27,228	30,632	30,498	117,082	99,509
Acquisition related costs	-	-	-	-	18,137
Restructuring and other	-	-	-	-	1,455
Patent agreement and other	-	78	-	(11,670)	-
Total operating expenses	93,062	101,000	88,568	374,629	316,979
Income from operations	**22,192**	**63,911**	**30,407**	**180,211**	**108,769**
Interest expense, net	(601)	(591)	(869)	(2,431)	(5,048)
Other income (expense), net	(478)	(925)	392	(1,791)	(12,172)
Income before income taxes	**21,113**	**62,395**	**29,930**	**175,989**	**91,549**
Provision for income taxes	7,101	21,011	8,581	52,359	36,371
Net income	**$ 14,012**	**$ 41,384**	**$ 21,349**	**$ 123,630**	**$ 55,178**
Basic earnings per share:	$ 0.22	$ 0.65	$ 0.34	$ 1.96	$ 0.88
Diluted earnings per share:	$ 0.21	$ 0.63	$ 0.32	$ 1.87	$ 0.85
Weighted average number of shares:					
Basic	62,843	63,328	62,852	63,197	62,503
Diluted	65,398	65,761	65,815	65,993	65,235

Prepared in accordance with Generally Accepted Accounting Principles

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CIRRUS LOGIC, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Certain modifications to prior year non-GAAP presentation has been made and had no material effect on the results of operations.

	Three Months Ended			Twelve Months Ended	
	Mar. 26, 2016	Dec. 26, 2015	Mar. 28, 2015	Mar. 26, 2016	Mar. 28, 2015
	Q4'16	Q3'16	Q4'15	Q4'16	Q4'15
Net Income Reconciliation					
GAAP Net Income	$ 14,012	$ 41,384	$ 21,349	$ 123,630	$ 55,178
Amortization of acquisition intangibles	8,363	8,634	7,141	32,271	15,062
Stock based compensation expense	8,858	7,761	7,735	33,578	27,668
Patent agreement and other	-	78	-	(11,670)	-
Restructuring and other costs, net	(3,667)	-	-	(3,667)	1,455
Wolfson acquisition items	-	-	-	-	43,082
Adjustment to income taxes	(2,658)	(3,737)	7,230	(16,062)	31,934
Non-GAAP Net Income	$ 24,908	$ 54,120	$ 43,455	$ 158,080	$ 174,379
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.21	$ 0.63	$ 0.32	$ 1.87	$ 0.85
Effect of Amortization of acquisition intangibles	0.13	0.13	0.11	0.49	0.23
Effect of Stock based compensation expense	0.14	0.12	0.12	0.51	0.42
Effect of Patent agreement and other	-	-	-	(0.18)	-
Effect of Restructuring and other costs, net	(0.06)	-	-	(0.05)	0.02
Effect of Wolfson acquisition items	-	-	-	-	0.66
Effect of Adjustment to income taxes	(0.04)	(0.06)	0.11	(0.24)	0.49
Non-GAAP Diluted earnings per share	$ 0.38	$ 0.82	$ 0.66	$ 2.40	$ 2.67
Operating Income Reconciliation					
GAAP Operating Income	$ 22,192	$ 63,911	$ 30,407	$ 180,211	$ 108,769
GAAP Operating Profit	*10%*	*18%*	*12%*	*15%*	*12%*
Amortization of acquisition intangibles	8,363	8,634	7,141	32,271	15,062
Stock compensation expense - COGS	233	213	(10)	1,151	747
Stock compensation expense - R&D	4,996	4,183	2,994	17,173	11,222
Stock compensation expense - SG&A	3,629	3,365	4,751	15,254	15,699
Patent agreement and other	-	78	-	(11,670)	-
Restructuring and other costs, net	(3,667)	-	-	(3,667)	1,455
Wolfson acquisition items	-	-	-	-	28,642
Non-GAAP Operating Income	$ 35,746	$ 80,384	$ 45,283	$ 230,723	$ 181,596
Non-GAAP Operating Profit	*15%*	*23%*	*18%*	*20%*	*20%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 93,062	$ 101,000	$ 88,568	$ 374,629	$ 316,979
Amortization of acquisition intangibles	(8,363)	(8,634)	(7,141)	(32,271)	(15,062)
Stock compensation expense - R&D	(4,996)	(4,183)	(2,994)	(17,173)	(11,222)
Stock compensation expense - SG&A	(3,629)	(3,365)	(4,751)	(15,254)	(15,699)
Patent agreement and other	-	(78)	-	11,670	-
Restructuring and other costs, net	3,667	-	-	3,667	(1,455)
Wolfson acquisition items	-	-	-	-	(20,329)
Non-GAAP Operating Expenses	$ 79,741	$ 84,740	$ 73,682	$ 325,268	$ 253,212
Gross Margin/Profit Reconciliation					
GAAP Gross Margin	$ 115,254	$ 164,911	$ 118,975	$ 554,840	$ 425,748
GAAP Gross Profit	*49.7%*	*47.4%*	*46.6%*	*47.5%*	*46.5%*
Wolfson acquisition items	-	-	-	-	8,313
Stock compensation expense - COGS	233	213	(10)	1,151	747
Non-GAAP Gross Margin	$ 115,487	$ 165,124	$ 118,965	$ 555,991	$ 434,808
Non-GAAP Gross Profit	*49.8%*	*47.5%*	*46.6%*	*47.6%*	*47.4%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 7,101	$ 21,011	$ 8,581	$ 52,359	$ 36,371
GAAP Effective Tax Rate	*33.6%*	*33.7%*	*28.7%*	*29.8%*	*39.7%*
Adjustments to income taxes	2,658	3,737	(7,230)	16,062	(31,934)
Non-GAAP Tax Expense	$ 9,759	$ 24,748	$ 1,351	$ 68,421	$ 4,437
Non-GAAP Effective Tax Rate	*28.2%*	*31.4%*	*3.0%*	*30.2%*	*2.5%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.11	$ 0.32	$ 0.13	$ 0.79	$ 0.56
Adjustments to income taxes	0.04	0.06	(0.11)	0.24	(0.49)
Non-GAAP Tax Expense	$ 0.15	$ 0.38	$ 0.02	$ 1.03	$ 0.07

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CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Mar. 26, 2016 Dec. 26, 2015 Mar. 28, 2015 ASSETS Current assets Cash and cash equivalents $ 168,793 $ 159,572 $ 76,401 Marketable securities 60,582 67,148 124,246 Accounts receivable, net 88,532 127,754 12,608 Inventories 142,015 137,723 84,196 Deferred tax asset - 19,404 18,559 Other current assets 46,207 37,982 35,903 Total current Assets 506,129 549,583 451,913 Long-term marketable securities 20,631 22,327 60,072 Property and equipment, net 162,656 159,149 144,346 Intangibles, net 162,832 71,664 175,743 Goodwill 287,518 287,518 263,115 Deferred tax asset 25,772 27,581 25,593 Other assets 16,345 18,099 27,996 Total assets $ 1,181,883 $ 1,235,921 $ 1,148,778 LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable $ 71,619 $ 114,483 $ 112,213 Accrued salaries and benefits 21,239 22,438 24,132 Deferred income - 4,162 6,105 Other accrued liabilities 35,266 36,301 34,128 Total current liabilities 128,124 177,384 176,578 Long-term debt 160,439 160,439 180,439 Other long-term liabilities 33,837 38,223 34,990 Stockholders' equity: Capital stock 1,203,496 1,198,547 1,159,494 Accumulated deficit (344,345) (336,653) (400,613) Accumulated other comprehensive income (loss) 332 (2,019) (2,110) Total stockholders' equity 859,483 859,875 756,771 Total liabilities and stockholders' equity $ 1,181,883 $ 1,235,921 $ 1,148,778 Prepared in accordance with Generally Accepted Accounting Principles